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August 13, 2001




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We are aware that our report dated July 19, 2001 on our review of interim financial information of Phelps Dodge Corporation (the "Corporation") as of and for the period ended June 30, 2001 and included in the Corporation's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements and Post-Effective Amendment No. 1 on Form S-3 (Nos. 333-43890, 33-44380 and 333-36415), Registration Statements on Form S-8 (Nos. 33-26442, 33-6141, 33-26443, 33-29144, 33-19012, 2-67317, 33-34363, 33-34362,
33-62648, 333-42231, and 333-52175), and Post-Effective Amendment No. 4 on Form S-8 to the Registration Statement on Form S-4 (No. 333-86061).

Very truly yours,




PricewaterhouseCoopers LLP